UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 27, 2011

HCC INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13790	76-0336636
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

13403 Northwest Freeway

Houston, Texas 77040

(Address of principal executive offices, including zip code)

(713) 690-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

The information included in Item 5.02 of this Current Report is incorporated by reference into this Item 1.01.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2011, HCC Insurance Holdings, Inc. (the “Company”) announced that Christopher J.B. Williams had been hired to serve as President of the Company, effective May 1, 2011.  In addition, it is expected that the Company’s Board of Directors (the “Board”) will appoint Mr. Williams as Chief Executive Officer on or before May 31, 2013.  John N. Molbeck, Jr., the Company’s President and Chief Executive Officer will continue to serve as Chief Executive Officer until such time. A copy of the press release announcing the appointment of Mr. Williams as President is attached to this Current Report on Form 8-K (this “Current Report”) as Exhibit 99.1 and incorporated herein in its entirety by reference thereto.

Mr. Williams, 55, has been a member of the Board since May 2007.  Mr. Williams has also served as Chairman of the Board since August 2008.  Prior to his employment as President, Mr. Williams was also the Chairman of Wattle Creek Winery since 2005.  From 1992 until his retirement in 2005, Mr. Williams was the National Director for Life, Accident & Health at Willis RE, one of the world’s leading reinsurance advisors. Prior to 1992, he served in various leadership roles at several insurance brokers and underwriters, with responsibility for developing property and casualty, accident and health, sport disability and medical stop loss business lines.  Mr. Williams began his career in 1975 with Harlock & Galli, a Melbourne, Australia-based property and casualty insurance broker.

In connection with his hiring, the Company entered into an employment agreement with Mr. Williams (the “Employment Agreement”), effective May 1, 2011.  Pursuant to the terms of the Employment Agreement, Mr. Williams will receive an annual base salary of $1,350,000, of which $350,000 will be deferred in accordance with the terms of a nonqualified deferred compensation plan (the “Deferred Compensation Plan”), during the 5-year term of the agreement.  In addition, Mr. Williams will be eligible to receive a annual cash performance award under the Company’s 2008 Flexible Incentive Plan or, if he is not a participant thereunder, a discretionary annual incentive award as determined by the Compensation Committee of the Board.  Mr. Williams is also entitled to certain perquisites, including supplementary term life insurance, personal travel on the corporate aircraft and certain relocation expenses as provided in a Relocation and Reimbursement Agreement (the “Relocation Agreement”).

Upon his appointment as CEO, Mr. Williams will receive an annual base salary of $1,950,000, of which $950,000 will be deferred in accordance with the terms of the Deferred Compensation Plan.

In the event that Mr. Williams’ employment is terminated without Cause or for Good Reason (as such terms are defined in the Employment Agreement), Mr. Williams will receive (i) a discounted lump sum equal to base salary and deferred compensation for the greater of 12 months or the remainder of the employment term, plus (ii) an amount equal to (a) the average of the annual bonuses that were paid to Mr. Williams for the two calendar years prior to termination, or (b) in the event of a termination for Good Reason prior to his appointment as CEO or resulting from failure to be appointed as CEO by May 13, 2013, the average of the annual bonuses that were paid to Mr. Williams for the two calendar years prior to termination, but in no case less than 50% of the sum of Mr. Williams’ base salary and deferred compensation, or (c)  in the event of a termination for Good Reason resulting from his termination or replacement as CEO, the aggregate of the base salary and annual bonus received by Mr. Williams for the two calendar years prior to termination. In the event that Mr. Williams’ employment is terminated due to disability or death, Mr. Williams or his estate, as applicable, will receive a discounted lump sum equal to base salary and deferred compensation for the lesser of 18 months or the remaining term of the Employment Agreement.  The Employment Agreement also contains certain provisions relating to non-competition (for two years post-termination), confidentiality, and non-solicitation of customers and employees (for two years post-termination).

The foregoing does not constitute a complete summary of the terms of the Employment Agreement, the Deferred Compensation Plan, or the Relocation Agreement.  The description of the terms of the Employment Agreement, the Deferred Compensation Plan and the Relocation Agreement is qualified in its entirety by reference to such document.  A copy of the Employment Agreement, the Deferred Compensation Plan and the Relocation Agreement is attached to this Current Report as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and is incorporated herein in its entirety by reference thereto.

Mr. Williams will continue to serve as a member of the Board; however, because the Company’s bylaws require that the Chairman of the Board be an independent director, the Board has elected Robert A. Rosholt to replace Mr. Williams and serve as

Chairman of the Board, effective May 1, 2011, until the Board’s next meeting to be held in connection with the Company’s Annual Meeting of Stockholders on May 26, 2011.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

No.	Exhibit
10.1	Employment Agreement, dated April 27, 2011, between HCC Insurance Holdings, Inc. and Christopher J.B. Williams.

10.2	HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Christopher J.B. Williams, effective May 1, 2011.

10.3	Relocation Policy and Reimbursement Agreement, dated April 27, 2011, between HCC Insurance Holdings, Inc. and Christopher J.B. Williams.

99.1	Press Release, dated April 27, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCC Insurance Holdings, Inc.

By:	/s/ Randy D. Rinicella
Randy D. Rinicella
Senior Vice President, General Counsel & Secretary

DATED:  May 2, 2011